UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 1, 2019

WEED, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-219922	83-0452269
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4920 N. Post Trail
Tucson, AZ 85750

 (Address of principal executive offices)  (zip code)

(520) 818-8582

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
Entry into a Material Definitive Agreement.

License and Merger Agreement

On March 1, 2019, we entered into an Exclusive License and Assignment Agreement (the “Technology Agreement”) with Yissum Research Development Company of the Hebrew University of Jerusalam, Ltd., an entity organized in Israel (“Yissum”). Under the terms of the Technology Agreement, Yissum agreed to grant an exclusive license, and eventually assign, to us certain platform technologies relating to different formulations for administration and delivery of lipophilic compositions, (including cannabinoids) (collectively, the “Technology”) invented and/or developed by Prof. Elka Touitou at The Hebrew University of Jerusalem, which technologies are more fully described in the patent applications and/or patents listed in Appendix A to the Technology Agreement.

Under the Agreement, in exchange for an exclusive license to use the Existing Technologies, we will pay Yissum a total of USD$1,000,000 as follows: (i) $100,000 within three (3) business days of signing the Technology Agreement (which amount has been paid), (ii) $400,000 on or before May 1, 2019, and (iii) $500,000 on or before December 31, 2019 (together, the “License Payments”). The grant of the exclusive license and the transfer to us of the responsibility for the administration and control of patent activities and patent expenses related to the Existing Technologies occurs after the USD$400,000 payment due May 1, 2019.

The intent of the parties is that we will have the exclusive license until such time as the Existing Technologies are assigned to WEED, Inc.. In order to receive the assignments and own the five (5) patents and the Technologies, in addition to the License Payments we must pay Yissum a total of USD$1,000,000, with $300,000 due on or before June 1, 2020 and $700,000 on or before September 1, 2020. Additionally, we will owe Yissum an additional USD$1,500,000 upon the earlier of the following events: (i) the first commercial sale of a pharmaceutical product based on the Technology, or (ii) the later of: (a) the first commercial sale of any product based on the Technology, and (b) when we receive an aggregate of USD$1,500,000 in gross revenue from all sales of products based on the Technology.

The description of the Technology Agreement set forth in this report is qualified in its entirety by reference to the full text of that document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Consulting Agreement

In connection with the Technology Agreement, on March 1, 2019, we entered into a Consulting Agreement with Yissum and Prof. Elka Touitou (“Consultant”), under which Consultant will provide us with consulting services comprised of the following: (i) providing advice, support, theories, techniques formulations and improvements in connection with our scientific research and product development activities related to the development and commercialization of the Technology and products and services (ii) making presentations and be a speaker (including a keynote speaker) at local and international conferences and events to be mutually agreed upon us and the Consultant in advance; (iii) reading and reviewing relevant scientific publications; and (iv) reviewing and commenting on all patent applications and patents within the Technology and any other of our new patents applications and/or patents in the field of Cannabinoids and hemp (including high dosage THC, THC or Cannabidiols (CBD)), which 100% of all discoveries, know-how and patents will be owned by WEED, Inc. In exchange for her services under the Agreement, the Consultant receives: (i) $75,000 one-time consultancy fee, (ii) a monthly consultancy fee of USD$6,250, and (iii) 75,000 shares of our common stock, restricted with a standard restrictive legend. The Consulting Agreement is for a term of two years.

The description of the Consulting Agreement set forth in this report is qualified in its entirety by reference to the full text of that document, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 7.01
Regulation FD Disclosure.

On March 7, 2019, we issued a press release announcing the signing of the Exclusive License and Assignment Agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd.. A copy of the press release is furnished with this Current Report as Exhibit 99.1.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under such section, nor shall it be deemed incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01
Financial Statements and Exhibits

(c)
Exhibits

10.1	Exclusive License and Assignment Agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. dated March 1, 2019

10.2	Consulting Agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and Prof. Elka Touitou dated March 1, 2019

99.1	Press Release dated March 7, 2019 issued by WEED, Inc. announcing Exclusive License and Assignment Agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEED, Inc., a Nevada corporation

March 7, 2019	By:	/s/ Glenn E. Martin
Glenn E. Martin, Chief Executive Officer
(Principal Executive Officer)

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